Exhibit 10.18

Description of Employment Arrangement between Robert Freiheit and Paxton Energy, Inc., as of March 1, 2008.

Robert Freiheit is employed as an officer and director by Paxton Energy, Inc., under a non-written arrangement whereby Mr. Freiheit is employed on a month-by-month basis and during 2007 was paid a salary of $8,900 per month.  This arrangement does not address or contemplate any termination compensation or other renumeration to Mr. Freiheit beyond such monthly salary.  Mr. Freiheit is currently not receiving a salary and will not receive a salary in the future unless approved by the board.